June 6, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TIMCO Aviation Services, Inc. and, under the date of March 14, 2005, we reported on the consolidated financial statements of TIMCO Aviation Services, Inc. as of and for the years ended December 31, 2004 and 2003. On June 2, 2005, our appointment as principal accountants was terminated. We have read TIMCO Aviation Services, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 2, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with TIMCO Aviation Services, Inc.’s statement that the change was approved by the audit committee of the board of directors or that Grant Thornton LLP was not consulted regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by Grant Thornton LLP, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP